                                                                    EXHIBIT 11.1

                TANDY BRANDS ACCESSORIES, INC. AND SUBSIDIARIES




Exhibit 11.  Statement Regarding Computation of Per Share Earnings.

Earnings per Share - Earnings per share is determined by dividing net income by the average number of common shares outstanding plus common stock equivalents. Common stock equivalents consist of shares issuable under outstanding stock options reduced by shares assumed to be purchased from the proceeds of such options. Earnings per share, as presented, is both primary and fully diluted.



                                                                 Three Months
                                                                     Ended
                                                                 September 30,
                                                            ------------------------
                                                             1997            1996
                                                            ---------      ---------
         Weighted average common shares outstanding         5,521,000      5,403,000

         Common share equivalents                             110,000         33,000
                                                            ---------      ---------
         Average common shares and
             common share equivalents                       5,631,000      5,436,000
                                                            =========      =========





                                       12